UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
October 20, 2021
Date of report (Date of earliest event reported)
 Bausch Health Companies Inc.
(Exact name of registrant as specified in its charter)

British Columbia	,	Canada	001-14956	98-0448205
(State or other jurisdiction of incorporation)			(Commission file number)	(IRS Employer Identification No.)
2150 St. Elzéar Blvd. West, Laval, Québec, Canada H7L 4A8
(Address of Principal Executive Offices) (Zip Code)
(514) 744-6792
(Registrant's telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐          Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, No Par Value	BHC	New York Stock Exchange	Toronto Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
As previously disclosed, in connection with the previously announced separation of its Bausch + Lomb eye health business from Bausch Health Companies Inc. (“Bausch Health” or “the Company”), Sam Eldessouky, the current Chief Financial Officer of Bausch Health, will become Chief Financial Officer of Bausch + Lomb, effective as of the closing of the initial public offering of Bausch + Lomb (the “IPO”, and the date of the closing of the IPO, the “IPO Closing Date”).
On January 3, 2022, Tom Vadaketh will join Bausch Health from eResearch Technology Inc., and will serve as the Chief Financial Officer of the Company’s pharmaceutical business and, in connection with Mr. Eldessouky’s appointment as Chief Financial Officer of Bausch + Lomb at the time of the IPO, Mr. Vadaketh will be appointed as Chief Financial Officer of Bausch Health, effective as of the IPO Closing Date.
Mr. Vadaketh, 59, joined eResearch Technology Inc.as Executive Vice President and Chief Financial Officer in September 2018. In his current role, he is responsible for leading the Finance function including controllership, treasury, taxation and financial planning, and prior to that was Executive Vice President and Chief Financial Officer of Cambrex Corporation. Mr. Vadaketh spent over 20 years at Procter & Gamble and Tyco International, where he held several roles at both companies of increasing responsibility. Mr. Vadaketh received his degree from the Institute of Chartered Accountants in England and Wales (ACA) and an M.B.A from Manchester Business School. He is a Certified Public Accountant.
There is no family relationship between Mr. Vadaketh and any other executive officer or director of the Company, and there is no arrangement or understanding with any other person under which he was appointed. There are no transactions to which the Company or any of its subsidiaries is a party and in which Mr. Vadaketh has a direct or indirect material interest subject to disclosure under Item 404(a) of Regulation S-K.
Mr. Vadaketh has entered into an employment agreement with Bausch Health (the “Employment Agreement”), which provides for an initial three-year term of employment that automatically renews for successive one-year periods, unless either Bausch Health or Mr. Vadaketh provides earlier timely notice not to renew the employment term. Under the Employment Agreement, Mr. Vadaketh will receive an annual base salary of $600,000 and will be eligible to receive an annual cash bonus with a target value of 60% of his base salary (the “Target Bonus”). In consideration for the compensation Mr. Vadaketh will forfeit by leaving his current employer, Mr. Vadaketh will also receive a one-time sign-on cash bonus of $500,000 (the “Sign-On Bonus”) and a one-time sign-on equity grant with an aggregate grant date fair value of $3,000,000 to be delivered 50% in the form of restricted stock units and 50% in the form of stock options, each granted under the Bausch Health Companies Inc. 2014 Omnibus Incentive Plan (as Amended and Restated, Effective as of April 28, 2020) (or any applicable successor plan thereto). If Mr. Vadaketh voluntarily resigns without “Good Reason” or is terminated for “Cause” (as each such term is defined in the Employment Agreement), at any time within the first two years of the commencement of his employment, Mr. Vadaketh will be required to repay the after-tax amount of the Sign-On Bonus to the Company.
A copy of the Employment Agreement will be filed as an exhibit to the Registrant’s annual report on Form 10-K for the fiscal year ending December 31, 2021.
Item 7.01     Regulation FD Disclosure.
A copy of the press release issued by the Company announcing the personnel changes described in Item 5.02 above, dated October 21, 2021, is furnished as Exhibit 99.1. The press release at Exhibit 99.1 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as otherwise expressly stated in such filing.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits

Exhibit No.	Description
99.1*	Press Release dated October 21, 2021
101.SCH*	XBRL Taxonomy Extension Schema Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
____________________________________
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2021

BAUSCH HEALTH COMPANIES INC.

By:	/s/ Christina M. Ackermann
Christina M. Ackermann
Executive Vice President, General Counsel, Head of Commercial Operations